UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2025

MADISON SQUARE GARDEN SPORTS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Senior Vice President, Controller & Principal Accounting Officer

On November 19, 2025, Alexander Shvartsman resigned as Senior Vice President, Controller & Principal Accounting Officer at Madison Square Garden Sports Corp. (the “Company”), effective November 24, 2025, to become Senior Vice President, Controller & Principal Accounting Officer at Madison Square Garden Entertainment Corp. Mr. Shvartsman’s resignation from the Company is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure or internal controls.

Appointment of Senior Vice President, Controller & Principal Accounting Officer

The Board of Directors of the Company appointed Christopher Ripp, 38, as Senior Vice President, Controller & Principal Accounting Officer effective November 24, 2025 (the “Commencement Date”).

Mr. Ripp has served as the Company’s Vice President, Accounting since July 2022 and, prior to that, as Senior Director, External Reporting & Technical Accounting from November 2020 to July 2022. Prior to his roles at the Company, Mr. Ripp served in various roles at PricewaterhouseCoopers LLP from 2010 to 2020, including as Assurance Director, with an emphasis on technology, media and telecommunications clients.

Employment Agreement with Christopher Ripp

In connection with Mr. Ripp’s appointment, Mr. Ripp and the Company entered into an employment agreement (the “Ripp Employment Agreement”), dated as of November 19, 2025, which contemplates Mr. Ripp’s employment commencing effective as of the Commencement Date.

The Ripp Employment Agreement provides for an annual base salary of not less than $350,000. Mr. Ripp will be eligible to participate in the Company’s annual bonus program with an annual target bonus equal to not less than 40% of annual base salary. He will be eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Company. It is expected that Mr. Ripp will receive one or more annual long-term awards with an aggregate target value of not less than $300,000. With respect to the Company’s current fiscal year (ending June 30, 2026), Mr. Shvartsman will be entitled to a mid-year long-term incentive grant representing the increase to his annual target value, pro-rated for the final seven months of the fiscal year. Mr. Ripp will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the third anniversary of the Commencement Date (the “Scheduled Expiration Date”), Mr. Ripp’s employment with the Company is terminated (i) by the Company other than for “cause” (as defined in the Ripp Employment Agreement), or (ii) by Mr. Ripp for “good reason” (as defined in the Ripp Employment Agreement) and so long as cause does not then exist, then, subject to Mr. Ripp’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. Ripp’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred. If Mr. Ripp’s employment is terminated due to his death or “disability” (as defined in the Company’s long term disability plan) prior to the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above.

The Ripp Employment Agreement contains certain covenants by Mr. Ripp, including a noncompetition agreement that restricts Mr. Ripp’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Ripp Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of November 19, 2025, between Madison Square Garden Sports Corp. and Christopher Ripp.†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2025	MADISON SQUARE GARDEN SPORTS CORP.

	By:	/s/ Mark C. Cresitello
		Name:	Mark C. Cresitello
		Title:	Senior Vice President, Deputy General Counsel and Secretary